Artisan Partners Asset Management Inc. Reports February 2019 Assets Under Management
Milwaukee, WI - March 11, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of February 28, 2019 totaled $108.2 billion. Separate accounts1 accounted for $56.1 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $52.1 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of February 28, 2019 - ($ Millions)
Growth Team
Global Opportunities	16,605
Global Discovery	233
U.S. Mid-Cap Growth	10,756
U.S. Small-Cap Growth	3,002

Global Equity Team
Global Equity	1,399
Non-U.S. Growth	22,424
Non-U.S. Small-Mid Growth	807

U.S. Value Team
Value Equity	2,481
U.S. Mid-Cap Value	4,890

International Value Team
Non-U.S. Value	20,141

Global Value Team
Global Value	18,935

Emerging Markets Team
Emerging Markets	199

Credit Team
High Income	3,192

Developing World Team
Developing World	2,154

Thematic Team
Thematic	632

Other Assets Under Management[2]	333

Total Firm Assets Under Management ("AUM")	$108,183
[1] Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

[2] Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com